Exhibit 99.1

Byline Bank Announces Plan to Consolidate Six Branches and Disposition of Real Estate

Chicago, IL, December 10, 2021 – Byline Bancorp, Inc. (NYSE: BY) (the “Company” or “Byline”), the parent company of Byline Bank (the “Bank”), today announced plans to continue to optimize its branch network, dispose of a portfolio of owned real estate properties and reduce the amount of office square footage it occupies as part of its efforts to adapt to changes in customer behavior and improve operating efficiencies. Byline Bank plans to consolidate six of its 44 full-service branches during the second quarter of 2022. The Bank will continue to service all of its current markets and customers will continue to be served by other branches within its network and its full suite of digital banking channels. The Company also plans to dispose of a real estate portfolio that includes former branch locations and other properties and reduce the amount of office square footage it occupies to accommodate current trends in remote working preferences. The impact of the branch consolidations and the strategic real estate reduction is expected to result in a total charge of approximately $15.0 million that will be incurred during the fourth quarter of 2021 and the first half of 2022 and generate approximately $5.3 million in annualized cost savings.

Alberto J. Paracchini, President of Byline, commented, “The strategic actions we are taking are the result of our continued focus to position ourselves to meet our customers’ current and evolving banking needs. While we believe branches are, and will continue to be, an essential part of delivering banking services, we also recognize the need to continue to invest in our digital channels to adapt to the way customers want to conduct their banking with us. We expect to reinvest approximately 70% of the anticipated annualized cost savings into talent and technology that will further enhance our digital banking capabilities.”

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $6.7 billion in assets and operates more than 40 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘could’’, ‘‘predict’’, ‘‘potential’’, ‘‘believe’’, ‘‘expect’’, ‘‘continue’’, ‘‘will’’, ‘‘anticipate’’, ‘‘seek’’, ‘‘estimate’’, ‘‘intend’’, ‘‘plan’’, ‘‘projection’’, ‘‘would’’, ‘‘annualized’’, “target” and ‘‘outlook’’, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements involve estimates and known and unknown risks, and reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication.

The COVID-19 pandemic is adversely affecting us, our employees, customers, counterparties and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Deterioration in general business and economic conditions, including increases in unemployment rates or turbulence in U.S. or global financial markets, could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, and lead to a tightening of credit and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.

No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication.

Certain risks and important factors that could affect Byline’s future results are identified in our Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission, including among other things under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement speaks only as of the date on which it is made, and Byline undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise unless required under the federal securities laws.

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Contacts:

Investors:	Media:
Brooks Rennie	Erin O’Neill
Investor Relations Manager	Director of Marketing
312-660-5805	773-475-2901
brennie@bylinebank.com	eoneill@bylinebank.com